Exhibit 14
Siouxland Ethanol, LLC
Code of Conduct and Ethics
1. Introduction
     In this Code of Business Conduct (the “Code”), the terms “Siouxland” and “Company” mean Siouxland Ethanol, LLC and all of its subsidiaries. The policies and procedures set forth in this Code govern the conduct of every aspect of the business of Siouxland. While this Code provides a brief summary of the standards of conduct that are the foundation of Siouxland’s business operations, it is not possible to cover all situations confronting Siouxland’s personnel in the day to day conduct of their many activities. Siouxland must rely on the individual judgment, common sense and personal ethical standards of all personnel to maintain a high standard of honesty and integrity in the conduct of Siouxland’s business.
     This Code applies to all members of the Board of Directors (the “Board,” with the members referred to herein as “Directors”), officers and employees of Siouxland and to all of Siouxland’s business locations. Any violation of this Code must be promptly reported to management at the appropriate level, including, if necessary and appropriate, to a supervisor, the President, a Director or Directors, or a member or members of the Audit Committee of the Board (the “Audit Committee”). The confidentiality of a report and the reporting person will be protected to the extent possible, consistent with the law and the requirements necessary to conduct an effective investigation of the conduct or matter, and no reporting person will suffer retaliation because of a report he or she makes in good faith and with respect to conduct or a matter which the reporting person reasonably believes constitutes a violation of this Code (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).
2. General Policy
     It is the policy of Siouxland to conduct its business in compliance with applicable governmental laws, rules and regulations, with honesty and integrity, in a manner which demonstrates respect for all people and with a strong commitment to the highest standards of ethics. Siouxland demands high standards of integrity and sound ethical judgment from its personnel at all times, and in performing their work for Siouxland all personnel must comply with all applicable governmental laws, rules and regulations.
3. Conflicts of Interest
     Directors, officers and employees of Siouxland have a duty to avoid financial, business or other personal interests or relationships which might interfere with the interests of Siouxland or make it difficult to perform their Siouxland duties objectively and effectively. Directors, officers and employees should conduct themselves in a manner that avoids a conflict between their personal interests and those of the Company.

     A conflict of interest situation occurs when pursuing your personal interest may be detrimental to the interests of Siouxland Ethanol. Conflicts of interest may arise in many ways. It is not possible to discuss every circumstance that may lead to a conflict of interest, but the following examples are illustrative:
(a)	Engaging directly, or through a company in which you hold a material interest, in material business dealings with Siouxland.

(b)	Owning a material interest in, or acting as a director, officer, consultant or employee for, any business enterprise which is a competitor of Siouxland.

(c)	Accepting gifts, payments or services of significant value from those seeking to do business with Siouxland.

(d)	Diverting for yourself a business opportunity in which Siouxland has or is likely to have an interest.

(e)	Receiving an improper personal benefit as a result of your position with Siouxland.
Conflicts of interest may also arise if a member of your family engages in any of these types of activities.
     It is Siouxland’s policy that conflicts of interest and the appearance of a conflict of interest, must be avoided. All transactions or situations involving a conflict of interest are prohibited unless they have been reviewed and approved by the Audit Committee.
     In no event will Siouxland lend money to, or guarantee the debts of, any employee or family member of any employee, except ordinary advances for legitimate business expenses.
4. Unauthorized Use of Company Property and Services
     No employee, officer or Director may use any Company property or services for his or her own personal benefit, or for the personal benefit of anyone else. It should be noted that, with regard to some activities, there are both personal and Company benefits. These would include, for example, employee participation in continuing education programs. Therefore, any employee use of Company property or services which is not solely for the Company’s benefit must be approved beforehand by the employee’s immediate supervisor. Computer work stations and computer software are provided for the furtherance of Company business only. The Company’s computer facilities should not be utilized for individual or outside projects for any purpose without the specific permission of an employee’s immediate supervisor. The Company’s software programs are in many instances proprietary to the Company or are utilized by the Company through license and usage agreements with outside authors. Software programs should not be copied or transmitted by any means to any third party for private usage.

5. Accounting Records
     Financial statements and the books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of Company funds must be properly recorded in the books, and records must disclose the nature and purpose of the Company’s transactions. All records and transactions are subject to review by internal and external auditors. Full cooperation with the auditors is expected and under no circumstances will any relevant information be intentionally withheld from them.
     The following requirements apply to all Company records:
(a)	No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.

(b)	No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee or officer shall engage in any arrangement that results in such prohibited act.

(c)	All transactions shall be executed in accordance with management’s general or specific authorization.

(d)	Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets.

(e)	No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.
     Where any person associated with the Company becomes aware of an example of a breach of the statements above, they should bring this breach to their immediate supervisor’s attention or to the attention of the audit committee.
6. Political Contributions and Activities
     Siouxland encourages its employees to maintain an interest in political matters, but recognizes that participation in politics is primarily a matter of individual choice. Involvement and participation in political activities must be on an individual basis, on the employee’s own time, and at the employee’s own expense. Further, when an employee speaks on public issues, it must be made clear that comments or statements made are those of the individual and not the Company.

7. Payment to Government Officials and Others
     The use of Company funds or assets for any purpose that would be in violation of applicable laws and regulations is prohibited. Also, no bribes, kickbacks or other payments for illegal purposes shall be made to or for the benefit of government officials, dealers, supplies, vendors, customers or others. This policy extends not only to direct payments, but also to indirect payments made in any form through consultants or other third parties.
8. Trade Secrets and Confidential Information
     With regard to trade secrets and confidential information of Siouxland, employees must be guided by loyalty to Siouxland and prudence in maintaining the secrecy of such trade secrets and confidential information. Employees should take care to refuse to allow the public or any other company, including our competitors, to obtain improper access to trade secret and confidential information. The following policies should be followed:
(a)	Confidential information and trade secrets should be discussed only on a need-to-know basis with other employees.

(b)	Be careful to avoid inadvertent disclosures of information in the course of social conversations or normal business relations with suppliers and customers.

(c)	Any disclosure of trade secret or confidential information outside of the Company should be done only when appropriate protective agreements have been signed which have been approved by Siouxland’s attorneys.
9. Employee Relations
     Siouxland’s policy is to provide good jobs and to operate under sound and legal personnel policies. Our objective is to be equitable and fair in the treatment of all our employees in all situations. This includes the following:
(a)	The selection and placement of any employee is based on that employee’s qualifications, and such decisions are always made without regard to race, religion, national origin, sex, age or physical or mental disabilities (so long as the employee/applicant is qualified for and can perform the job). The Company will not tolerate any discriminatory actions or comments in the workplace. Appropriate disciplinary actions will be taken should any instances of discrimination be discovered.

(b)	Compensation shall be in accordance with the employee’s contribution to the Company, and compensation decisions shall also be made entirely independent of the considerations listed above.

(c)	The Company will make every effort to provide a safe and healthy work environment for all employees. The Company will not tolerate any sexual harassment in the workplace. Appropriate disciplinary action will be taken should any instances of sexual harassment be discovered.

10. Drug and Alcohol Abuse
     Company policy precludes the use or possession of any illegal drugs on Company property. Employees are also prohibited from being on Company property under the influence of illegal drugs. Alcohol may not be brought or consumed on Company property without the consent of the executive officer of the Company.
11. Consultants
     Siouxland’s policy is that all consultants that we retain should abide by the same code of business conduct as our employees. It is the responsibility of any Company employee retaining a consultant for any purpose to make sure the consultant is aware of our Code and agrees to abide by all of its provisions.
12. Disclosures in SEC Reports and Other Public Communications
     The United States Securities and Exchange Commission (the “SEC”) requires prompt public disclosure of material information about the Company. It is Siouxland’s policy that all disclosures to the public, including disclosures in reports and documents that the Company files with or submits to the SEC, press releases, speeches and investor and other public communications by the Company, will be full, fair, accurate, timely and understandable.
13. Insider Trading
     Directors, officers and employees must not buy or sell Siouxland units while in possession of material information about Siouxland which is neither known nor available to the general public. In addition, directors, officers and employees are prohibited from tipping third parties to buy or sell Siouxland units based on material nonpublic information. Where doubt exists, employees should seek guidance from an executive officer of the Company before buying or selling units.
14. Discipline and Compliance
     Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances. The responsibility for compliance with this Code, including the duty to seek interpretation when in doubt, rests with each person subject to this Code.
15. Searches
     Siouxland policy allows the use of any lawful method of investigation which Siouxland believes is necessary to determine whether any person has engaged in conduct that interferes with or adversely affects Siouxland’s business. This includes the theft of any Company property or any property of any Company employee or visitor. It also includes suspicion of possession of drugs, alcohol, firearms or anything else, the possession of which on Company property is prohibited or restricted. All Company employees are expected to participate in Siouxland’s reasonable security efforts. Failure to do so may result in disciplinary action, including dismissal.

16. Questions and Interpretations
     Routine questions concerning this Code should be directed to the employee’s immediate supervisor. Requests for specific interpretations of this Code should be referred to any officer of the Company. The Code is intended to provide a general statement of Company policies and to provide guidance to Siouxland personnel. No representation is made, however, either express or implied, that the policies stated in the Code are all the relevant policies, nor that they are a comprehensive, full or complete explanation of the laws, rules and regulations which are applicable to the Company and its personnel.
17. Changes to or Waivers from the Code
     The Board shall review this Code as circumstances dictate, and when necessary or desirable amend the Code to ensure that Siouxland continues to comply with applicable laws, rules and regulations, including those of the SEC.
     Any changes to this Code and any waiver from this Code, including an implicit waiver resulting from inaction with respect to a reported or known violation of this Code, for an executive officer or Director of Siouxland may be made only by the Board in writing and shall be promptly disclosed to Siouxland’s corporate counsel, shareholders and others as required by law and SEC rules and regulations. Any other change or waiver may be made only by an executive officer of Siouxland or the Board.
18. Summary
     It is expected that all Siouxland personnel will transact the Company’s business with the highest standards of integrity. By maintaining sensitivity to and an awareness of the ethical aspects of business, we can ensure that our business conduct in all respects is exemplary. Siouxland and its employees are entitled to enjoy an outstanding reputation. Adherence to this Code will uphold and enhance this entitlement.